Exhibit 1

March 12, 2008

American Equity Investment Life Holding Company

5000 Westown Parkway, Suite 440

West Des Moines, IA  50266

Attention: Wendy L. Carlson, Chief Financial Officer and General Counsel

Confidentiality Agreement

Ladies and Gentlemen:

In order to evaluate a possible business combination (the “Proposed Transaction”) between West Bancorporation, Inc. (“WBC”) and American Equity Investment Life Holding Company (“AEL”), each of WBC and AEL may disclose and deliver to the other party, upon execution and delivery by WBC and AEL of this letter agreement, certain information for the sole purpose of enabling the other party to evaluate the Proposed Transaction (such party when disclosing such information being the “Disclosing Party” and such party when receiving such information being the “Receiving Party”).  All such information furnished directly or indirectly by the Disclosing Party or its Representatives (as defined below), whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, studies, interpretations, memoranda or other material (in any format, including, without limitation, electronic) prepared by the Receiving Party or its Representatives which contain or are based upon, in whole or in part, any information so furnished to the Receiving Party or its Representatives pursuant hereto (“Derivative Material”), is referred to in this letter agreement as “Proprietary Information”.

For purposes of this letter agreement:

(a)  “Proprietary Information” does not include, however, information which the Receiving Party demonstrates (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the Receiving Party or its Representatives in breach of the terms of this letter agreement, (ii) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives, (iii) becomes available to the Receiving Party on a nonconfidential basis from a person other than the Disclosing Party or its Representatives who the Receiving Party has no reason to believe is bound by a confidentiality agreement with the Disclosing Party or any of its Representatives or is otherwise under an obligation to the

Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party or (iv) is independently developed by the Receiving Party or any of its Representatives without derivation from, reference to or reliance upon, or using in any manner the Proprietary Information;

(b)  “Representative” means, as to any person, such person’s affiliates and its and their directors, officers, employees, representatives, agents and advisors (including, without limitation, financial advisors, counsel, consultants and accountants) and any person that proposes to provide, underwrite or otherwise arrange financing for such person in connection with the Proposed Transaction;

(c)  the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, limited liability company, partnership, joint venture, trust, other entity or individual; and

(d)  the term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Disclosing Party and except as required by applicable law, regulation, stock exchange rule or any other market or reporting system, or by legal process or pursuant to applicable professional standards, the Receiving Party agrees:

(a) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than its Representatives who are participating in evaluating, negotiating, advising or financing with respect to the Proposed Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating, negotiating, advising or financing with respect to  the Proposed Transaction (all of whom shall be specifically informed of the confidential nature of such Proprietary Information and that by receiving such information they are agreeing to be bound by the terms of this letter agreement relating to the confidential treatment of such Proprietary Information) and to take all reasonable measures to cause those persons to observe the terms of this letter agreement;

(b) not to use Proprietary Information for any purpose other than in connection with evaluating, negotiating, advising or financing with respect to the Proposed Transaction or the consummation of the Proposed Transaction; and

(c) not to disclose to any person (other than its Representatives who are participating in evaluating, negotiating, advising or financing with respect to the Proposed Transaction or who otherwise need to know for the purpose of evaluating, negotiating, advising or financing with respect to the Proposed Transaction and, in any such case, whom it will take all reasonable measures to cause to observe the terms of this paragraph of this letter agreement) the existence or terms of this letter agreement, that the Proprietary Information has been made available, that the Receiving Party is considering the Proposed Transaction or any other transaction involving the Disclosing Party, that the Receiving Party is subject to any of the restrictions set forth in this letter agreement, or that discussions or negotiations are taking or have taken place concerning the Proposed Transaction or involving the Disclosing Party or any term, condition or other fact relating to the Proposed Transaction or such discussions or negotiations, including, without limitation, the status thereof.

If a party hereto or one of its Representatives is requested pursuant to, or required by, applicable law, regulation, stock exchange rule or other market or reporting system, or by legal process or pursuant to applicable professional standards to disclose any Proprietary Information with respect to the other party or any other information concerning the other party or the Proposed Transaction (including the information described in clause (c) of the immediately preceding paragraph), such party agrees that it will provide the other party with prompt notice of such request or requirement in order to enable the other party to (i) seek an appropriate protective order or other remedy, (ii) consult with such party with respect to such party taking steps to resist or narrow the scope of such request or legal process, or (iii) waive compliance, in whole or in part, with the terms of this letter agreement.  If no such protective order or remedy is obtained, or the other party waives compliance with the terms of this letter agreement, such party or its Representative will furnish only that portion of any Proprietary Information or other information concerning the Proposed Transaction which such party or its Representative is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Proprietary Information or other information concerning the Proposed Transaction.

The Receiving Party agrees that (a) all communications regarding the Proposed Transaction, (b) requests for information, facility tours, or management meetings, and (c) discussions or questions regarding procedures with respect to the Proposed Transaction, will be submitted or directed by it or its Representatives to: (i) with respect to WBC, John Harris (telephone: (312) 269-0382; e-mail: harrisj@stifel.com) or Shelley R. Reed (telephone: (816) 932-0814; e-mail: reeds@stifel.com) of Stifel, Nicolaus & Company, Incorporated or such other persons as shall be specified in writing by the chief executive officer of WBC; and (ii) with respect to AEL, to Wendy L. Carlson (telephone: (515) 457-1824; e-mail: wcarlson@american-equity.com) of AEL or such other persons as shall be specified in writing by the chief executive officer of AEL; provided, however, that this sentence shall not prohibit any communications or discussions between the chief executive officer of WBC and the chief executive officer of AEL.  Accordingly, the Receiving Party agrees that neither the Receiving Party nor any of its Representatives will contact or communicate with any officer, director, employee, or agent of the

Disclosing Party concerning the Proprietary Information or the Proposed Transaction, except for communications in the ordinary course of business or as expressly requested by the Disclosing Party, other than the contact persons identified above.

The Receiving Party will be responsible for any breach of the terms of this letter agreement by the Receiving Party or any of its Representatives.

Each of WBC and AEL (i) is aware, and each of WBC and AEL will advise their respective Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information and (ii) will take all reasonable measures to prevent the use of Proprietary Information in any way that would violate any applicable antitrust laws.

The Receiving Party acknowledges that neither the Disclosing Party nor any of its Representatives make any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information, and the Receiving Party agrees that, except as otherwise provided in any definitive agreement relating to the Proposed Transaction, none of such persons shall have any liability to the Receiving Party or any of its Representatives relating to or arising from the use of any Proprietary Information by the Receiving Party or its Representatives or for any errors therein or omissions therefrom.  The Receiving Party also agrees that it is not entitled to rely on the accuracy or completeness of any Proprietary Information and that it shall be entitled to rely solely on such representations and warranties regarding Proprietary Information as may be made to it in any definitive agreement relating to the Proposed Transaction, when, as and if executed, and subject to the terms and conditions of any such agreement.

Each party hereto agrees that, unless specifically requested in writing in advance by the other party’s board of directors, it will not at any time during the two-year period commencing on the date hereof (and it will not at any time during such period assist or encourage others to), directly or indirectly:

(a)  acquire or agree, offer, seek or propose to acquire, alone or in concert with any other person, by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act, of any of the assets, businesses or securities of the other party or any direct or indirect subsidiary thereof, or any rights or options to acquire such ownership (including from any third party), other than in the ordinary course of business;

(b) enter into, offer to enter into or propose any merger, business combination, recapitalization, restructuring or other extraordinary transaction with or involving the other party or any direct or indirect subsidiary thereof;

(c) initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving the other party or any direct or indirect subsidiary thereof;

(d) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt under Rule 14a-2 under the Exchange Act, with respect to any matter from holders of any shares of capital stock of the other party or any securities convertible into or exchangeable for or exercisable (whether currently or upon the occurrence of any contingency) for the purchase of such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act;

(e) otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of the other party or any direct or indirect subsidiary thereof;

(f) enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (a) through (e);

(g) request the other party (or its directors, officers, employees or agents) to amend or waive any provision of this paragraph; or

(h) take any action that could reasonably be expected to require it or require the other party to make a public disclosure with respect to any of the matters described in this paragraph.

The restrictions in the foregoing clauses (a) through (h) shall cease to apply if a third party (not acting in concert with AEL) publicly announces a firm intention to make an offer for WBC.

Each party hereto agrees that, without prior written consent of the other party, it will not for a period of two years from the date hereof directly or indirectly solicit the services, as employee, consultant or otherwise, of any person who is now employed by the other party or any of its direct or indirect subsidiaries; provided, however, that the foregoing shall not apply (i) with respect to any public advertisement or general solicitation (or any hiring pursuant thereto) that is not specifically targeted at such person(s); (ii) to solicitations made through a recruiting or search firm retained by such party using a data base of candidates without targeting the other party or specific individuals or (iii) if the parties consummate a Proposed Transaction, to employees of such parties in accordance with the definitive written agreement with respect to such Proposed Transaction.

If either party hereto determines that it does not wish to proceed with the Proposed Transaction, it will promptly advise the other party of that decision in writing.  In such case, or if the Proposed Transaction is not consummated by WBC and AEL, each party will promptly either at its option return to the other party or destroy (and certify in writing to the other party by an authorized officer supervising such destruction) all copies of Proprietary Information, other than any Derivative Material, in its possession or in the possession of any of its Representatives and will not retain any copies or other reproductions in whole or in part of such material.  All Derivative Material will be destroyed and such destruction will be certified in writing to the other party by an authorized officer supervising such destruction.  All Proprietary Information, including Proprietary Information that was furnished orally, will continue to be subject to the terms of this letter agreement.

The Receiving Party agrees that the Disclosing Party is and shall remain the exclusive owner of, and shall have the exclusive right, title and interest to, the Proprietary Information and all patent, copyright, trade secret, trademark, domain name and other intellectual property rights therein.  No license or conveyance of any such rights to the Receiving Party is granted or implied under this letter agreement.

Without prejudice to the rights and remedies otherwise available to each of the parties hereto, each such party shall be entitled to equitable relief by way of specific performance, injunction or otherwise if the other party or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement.

It is further understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

If any term or provision of this letter agreement or any application hereof shall be invalid or unenforceable, the remainder of this letter agreement and any other application of such term or provision shall not be affected thereby.

This letter agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party shall assign this letter agreement without the prior written consent of the other party except that, without such consent, each party shall cause all of its obligations under this letter agreement to be assumed, either in writing or by operation of law, by any successor (by merger, sale of assets or otherwise) to the business of such party or any substantial portion thereof.  No assignment of this letter agreement or of any rights or obligations hereunder shall relieve a party of any of its obligations hereunder.

This letter agreement contains the entire agreement between WBC and AEL with respect to the matters covered hereby, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon WBC or AEL, unless approved in writing by each of the parties hereto or, in the case of waiver, by the party against whom such waiver is sought to be enforced.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Iowa applicable to contracts executed in and to be performed in that state without regard to conflict of law principles.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

The parties agree that unless and until a definitive agreement with respect to a Proposed Transaction is executed and delivered, neither party intends to be, nor shall be, under any legal obligation with respect to a Proposed Transaction or other business arrangement, except for the matters specifically agreed to in this letter agreement.

This letter agreement shall, except as otherwise specifically set forth herein, cease to be effective two years after the date hereof; provided, that the confidentiality provisions contained herein shall continue to apply, with respect to the Proprietary Information, for five years after the date hereof, and with respect to any Derivative Material, for so long as the Receiving Party retains such Derivative Material in accordance with this Agreement.

This letter agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which, taken together, shall constitute one agreement binding on both parties.

The parties agree to bear their respective costs and expenses, including, without limitation, fees and expenses of outside counsel, outside accountants, advisors and consultants, incurred in connection with the evaluation of a Proposed Transaction.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter agreement enclosed herewith.

WEST BANCORPORATION, INC.

By:	/s/ Thomas E. Stanberry
Name: Thomas E. Stanberry
Title: Chairman and Chief Executive
Officer

Accepted and Agreed
as of the date
first written above:

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ D.J. Noble
Name: D.J. Noble
Title: Chairman, Chief Executive Officer,
President and Treasurer